Filed Pursuant to Rule 424(b)(2)
File No. 333-202840

PROSPECTUS SUPPLEMENT (To Prospectus dated March 18, 2015)

$25,000,000,000

WELLS FARGO & COMPANY

Medium-Term Notes, Series P

Wells Fargo & Company (“Wells Fargo”) may offer from time to time Medium-Term Notes, Series P. The specific terms of each note offered will be included in a pricing supplement and, if applicable, a related product supplement. The notes offered will have the following general terms, unless the applicable pricing supplement or, if applicable, a related product supplement states otherwise:

•	The notes will bear interest at a fixed rate or a floating rate, as specified in the applicable pricing supplement.

•	The notes will be held in global form by The Depository Trust Company.

•	The notes may not be repaid at the option of the holder before their stated maturity and may not be redeemed at our option.
•	The notes will be denominated in U.S. dollars and have minimum denominations of $1,000.

•	The notes will not be listed on any securities exchange or automated quotation system.

The notes are unsecured obligations of Wells Fargo and all payments on the notes are subject to the credit risk of Wells Fargo. If Wells Fargo defaults on its obligations, you could lose some or all of your investment. The notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See the applicable pricing supplement, any applicable product supplement and the documents incorporated herein by reference for a discussion of risks relating to each particular issuance of notes.

Offers to purchase the notes are being solicited, from time to time, by the agent listed below. Such agent has agreed to use its reasonable efforts to sell the notes. We may accept offers to purchase the notes through additional agents and may appoint additional agents to solicit offers to purchase the notes (any such additional agents, together with Wells Fargo Securities, LLC, referred to individually as an “agent” and collectively as the “agents”). Any other agents will be named in the applicable pricing supplement. Wells Fargo also reserves the right to sell the notes directly to investors on its own behalf or through affiliated entities. No commission will be payable on sales made directly by Wells Fargo. Wells Fargo may also sell notes to an agent as principal for its own account at prices to be agreed upon at the time of sale. An agent may resell any note it purchases as principal at prevailing market prices, or at other prices as such agent may determine. There is no established trading market for the notes and there can be no assurance that a secondary market for the notes will develop.

Wells Fargo Securities, LLC, one of our wholly-owned subsidiaries, and each of our other affiliates will comply with Rule 5121 of the Conduct Rules of the Financial Industry Regulation Authority, Inc. (“FINRA”) in connection with each placement of the notes in which it participates.

Wells Fargo Securities, LLC or any of its affiliates may use this prospectus supplement, the accompanying prospectus, any applicable product supplement and/or other supplement and the applicable pricing supplement for offers and sales related to market-making transactions in the notes. Such entities may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

Wells Fargo Securities

January 30, 2017

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement provides you with a general description of the notes that we may issue. Each time we sell notes, we will provide a pricing supplement that will contain specific information about the terms of that offering. We may also provide a product supplement that contains general information about a specific type of notes that we may issue. Those documents may also add, update or change information contained in this prospectus supplement. You should read this prospectus supplement, the accompanying prospectus, any applicable product supplement and/or other supplement and the applicable pricing supplement together with the additional information described under the heading “Where You Can Find More Information” in the accompanying prospectus.

You should read this prospectus supplement and the accompanying prospectus together with any applicable product supplement and/or other supplement and the applicable pricing supplement. These documents contain information you should consider when making your investment decision. You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any applicable product supplement and/or other supplement and the applicable pricing supplement. We have not, and the agents have not, authorized anyone else to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the notes. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell the notes and do not constitute an offer to sell or a solicitation of an offer to buy such notes in any circumstances in which such offer or solicitation is unlawful. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any such restrictions.

Information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus may change after the date on the front of the applicable document. You should not interpret the delivery of this prospectus supplement and accompanying prospectus or the sale of the notes as an indication that there has been no change in our affairs since those dates.

WELLS FARGO & COMPANY

We are a diversified, community-based financial services company organized under the laws of the State of Delaware and registered as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956, as amended. We provide banking, insurance, investments, mortgage and consumer and commercial finance through banking stores and offices, ATMs, the internet, mobile banking and other distribution channels to individuals, businesses and institutions in all 50 states, the District of Columbia and elsewhere internationally to support customers who conduct business in the global economy. When we refer to “Wells Fargo,” “we,” “our” and “us” in this prospectus supplement we mean only Wells Fargo & Company, and not Wells Fargo & Company together with any of its subsidiaries, unless the context indicates otherwise.

We are a separate and distinct legal entity from our banking and other subsidiaries. A significant source of funds to pay debt service on our debt is dividends from our subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval.

SUPPLEMENTAL USE OF PROCEEDS

The net proceeds we receive from the sale of the notes will be used for general corporate purposes as more fully described under “Use of Proceeds” in the accompanying prospectus and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. The original public offering price of the notes will include the agent discount or commission, offering expenses and any other costs identified in the applicable pricing supplement.

The original public offering price of the notes will also include the projected profit that our hedge counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. We expect to hedge our obligations under the notes through affiliated or unaffiliated counterparties. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss.

We have no obligations to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No holder of the notes will have any rights or interest in our hedging activity or any positions we or any affiliated or unaffiliated counterparty may take in connection with our hedging activity.

The hedging activity discussed above, the agent discount or commission, offering expenses and any other costs identified in the applicable pricing supplement are likely to adversely affect the market value of the notes.

DESCRIPTION OF NOTES

This section describes the general terms and provisions of the notes. The particular terms of the notes sold under any pricing supplement will be described in that pricing supplement and any applicable product supplement. Unless the applicable pricing supplement or any applicable product supplement specifies otherwise, the terms and conditions stated herein will apply to each note.

Unless otherwise specified in the applicable pricing supplement, the notes will be issued as a series under the Indenture dated as of July 21, 1999, as amended and supplemented from time to time, including by the Seventh Supplemental Indenture dated as of January 17, 2017, between us and Citibank, N.A., as trustee, referred to herein as the “indenture.” We have summarized the material terms and provisions of the indenture in this section. We have also filed the indenture as an exhibit to the registration statement of which the accompanying prospectus is a part. You should read the indenture for additional information before you buy any notes. The summary that follows includes references to section numbers of the indenture so that you can more easily locate these provisions.

General

The notes will be our direct unsecured obligations and will rank equally with all of our other unsecured unsubordinated debt. Holders of the notes may be fully subordinated to interests held by the U.S. government in the event we enter into a receivership, insolvency, liquidation or similar proceeding.

The indenture does not limit the amount of debt securities that we may issue. References herein to “debt securities” or to a “debt security” refer to the debt securities we may issue from time to time under the indenture. Debt securities issued under the indenture will be issued as part of a series that has been established by us under the indenture. (Section 301) The notes will constitute one series of debt securities under the indenture.

The notes are our unsecured senior debt securities, but our assets consist primarily of equity in our subsidiaries. We are a separate and distinct legal entity from our subsidiaries. As a result, our ability to make payments on our debt securities depends on our receipt of dividends, loan payments and other funds from our subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that our banking and other subsidiaries may pay us without regulatory approval. In addition, if any of our subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets. Our rights and the rights of our creditors, including your rights as an owner of our debt securities, will be subject to that prior claim, unless we are also a direct creditor of that subsidiary. This subordination of creditors of a parent company to prior claims of creditors of its subsidiaries is commonly referred to as structural subordination.

New York State law governs the indenture under which the notes will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the notes. Under present New York usury law, the maximum permissible rate of interest, subject to some exceptions, is 16% per annum on a simple interest basis for debt securities in which less than $250,000 has been invested and 25% per annum on a simple interest basis for debt securities in which $250,000 or more has been invested. This limit may not apply to debt securities in which $2,500,000 or more has been invested. We agree, to the extent permitted by law, not to voluntarily claim the benefits of any such usury laws in connection with the notes.

We have authorized the issuance of the notes in an aggregate principal amount of up to $25,000,000,000 or the equivalent of that amount in one or more foreign or composite currencies. This limitation is not set forth in the indenture, and we may increase this amount from time to time without the consent of the holders of the notes. We may also, from time to time, without the consent of the holders of the notes, issue additional notes having the same terms as previously issued notes (other than the issue date, the date, if any, that interest begins to accrue and the price to public, which may vary) that will form a single issue with the previously issued notes. For purposes of this prospectus supplement, the principal amount of any note issued in a foreign currency or composite currency means the U.S. dollar equivalent on the date of issue of the issue price of that note. The issue price of a note is the price at which that note is issued.

Unless the applicable product supplement or pricing supplement states otherwise:

•	we will issue the notes at 100% of their principal amount;

•	holders will not be able to elect to have the notes repaid before their stated maturity;

•	holders will not be able to elect to renew the notes beyond their stated maturity;

•	we will not be able to redeem the notes before their stated maturity;

•	we will not be able to elect to extend the maturity of the notes beyond their stated maturity;

•	we will issue the notes in U.S. dollars and amounts payable with respect to the notes will be made in U.S. dollars;

•

we will issue the notes in fully registered form and in authorized denominations, which will be $1,000 or any amount in excess of $1,000 which is an integral multiple of $1,000, and each owner of a beneficial interest in a note will be required to hold such beneficial interest in an authorized denomination;

•

we will issue the notes as global securities registered in the name of a depositary (“global securities” are debt securities that we issue in accordance with the indenture to represent all or part of a series of debt securities and a “depositary” is the depositary for the global securities issued under the indenture and, unless provided otherwise in the applicable pricing supplement, means The Depository Trust Company (“DTC”)); and

•	we will not list the notes on any securities exchange or automated quotation system.

The applicable product supplement or pricing supplement relating to each note will describe the following terms:

•	if the note is being issued at a price other than 100% of its principal amount, its issue price;

•	the principal amount of the note;

•	the date on which the note will be issued;

•	the date on which the note will mature;

•	whether the note will bear interest at a fixed or floating rate and the following terms:

•	the interest rate on the note or the method by which the interest rate may be determined;

•	the date from which interest will accrue;

•	the interest payment dates for the note; and

•	the first interest payment date;

•	the identity of the calculation agent for the note (the “calculation agent”) if other than Wells Fargo Securities, LLC, one of our affiliates;

•	the identity of the security registrar and paying agent for the note if other than Wells Fargo Bank, N.A., one of our affiliates (“Wells Fargo Bank”);

•	any special tax implications of the note;

•	if the note may be redeemed at our option or repaid at a holder’s option, the provisions relating to redemption of the note or repayment of the note;

•	if the note may be extended at our option or renewed at a holder’s option, the provisions relating to extension of the note or renewal of the note; and

•	any other terms of the note not inconsistent with the provisions of the indenture.

When we use the term “holder” in this prospectus supplement with respect to a registered debt security, we mean the person in whose name such debt security is registered in the security register. (Section 101)

Exchange and Transfer

Any debt securities of a series can be exchanged for other debt securities of that series so long as the other debt securities are denominated in authorized denominations and have the same aggregate principal amount and same terms as the debt securities that were surrendered for exchange. The notes may be presented for registration of transfer, duly endorsed or accompanied by a satisfactory written instrument of transfer, at the office or agency maintained by us for that purpose in Minneapolis, Minnesota or any other place of payment. However, holders of global securities may transfer and exchange global securities only in the manner and to the extent set forth under “—Book Entry, Delivery and Form” below. There will be no service charge for any registration of transfer or exchange of the notes, but we may require holders to pay any tax or other governmental charge payable in connection with a transfer or exchange of the notes. (Sections 305, 1002) If the applicable pricing supplement refers to any office or agency, in addition to the security registrar, initially designated by us where holders can surrender the notes for registration of transfer or exchange, we may at any time rescind the designation of any such office or agency or approve a change in the location. However, we will be required to maintain an office or agency in each place of payment for that series. (Section 1002)

We will not be required to:

•	register the transfer of or exchange notes to be redeemed for a period of fifteen calendar days preceding the mailing of the relevant notice of redemption; or

•

register the transfer of or exchange any registered note selected for redemption, in whole or in part, except the unredeemed or unpaid portion of that registered note being redeemed in part. (Section 305)

Interest and Principal Payments

Payments. Holders may present notes for payment of principal, premium, if any, and interest, if any, register the transfer of the notes and exchange the notes at the agency in Minneapolis, Minnesota maintained by us for that purpose. On the date of this prospectus supplement, the paying agent for the debt securities issued under the indenture is Wells Fargo Bank, acting through its corporate trust office at 600 South 4th Street, Minneapolis, MN 55415. We refer to Wells Fargo Bank, acting in this capacity for the notes, as the “paying agent.”

Any money that we pay to the paying agent for the purpose of making payments on the notes and that remains unclaimed two years after the payments were due will, at our request, be returned to us and after that time any holder of a note can only look to us for the payments on the note. (Section 1003)

Although we anticipate making payments of principal, premium, if any, and interest, if any, on most notes in U.S. dollars, some notes may be payable in foreign currencies as specified in the applicable pricing supplement. Currently, few facilities exist in the United States to convert U.S. dollars into foreign currencies and vice versa. In addition, most U.S. banks do not offer non-U.S. dollar denominated checking or savings account facilities. Accordingly, unless alternative arrangements are made, we will pay principal, premium, if any, and interest, if any, on notes that are payable in a foreign currency to an account at a bank outside the United States, which, in the case of a note payable in euro, will be made by credit or transfer to a euro account specified by the payee in a country for which the euro is the lawful currency.

Recipients of Payments. The paying agent will pay interest, if any, to the person in whose name the note is registered at the close of business on the applicable record date. Unless otherwise specified in the applicable pricing supplement, the “record date” for any interest payment date is (a) in the case of book-entry notes, the date one business day prior to that interest payment date and (b) in the case of certificated notes, the date 15 calendar days prior to that interest payment date, whether or not that day is a business day. However, upon maturity, redemption or repayment, the paying agent will pay any interest due to the person to whom it pays the principal of the note. The paying agent will make the payment on the date of maturity, redemption or repayment, whether or not that date is an interest payment date. The paying agent will make the initial interest payment on a note on the first interest payment date falling at least 15 calendar days after the date of issuance. An “interest payment date” for any note means a date on which, under the terms of that note, regularly scheduled interest is payable.

Book-Entry Notes. The paying agent will make payments of principal, premium, if any, and interest, if any, to the account of DTC or other depositary specified in the applicable pricing supplement, as holder of book-entry notes, by wire transfer of immediately available funds. We expect that the depositary, upon receipt of any payment, will immediately credit its participants’ accounts in amounts proportionate to their respective beneficial interests in the book-entry notes as shown on the records of the depositary. We also expect that payments by the depositary’s participants to owners of beneficial interests in the book-entry notes will be governed by standing customer instructions and customary practices and will be the responsibility of those participants.

Certificated Notes. Except as indicated below for payments of interest at maturity, redemption or repayment, the paying agent will make U.S. dollar payments of interest either:

•	by check mailed to the address of the person entitled to payment as shown on the security register; or

•	by wire transfer to an account designated by a holder, if the holder has given written notice not later than 10 calendar days prior to the applicable interest payment date. (Section 307)

U.S. dollar payments of principal, premium, if any, and interest, if any, upon maturity, redemption or repayment on a note will be made in immediately available funds against presentation and surrender of the note at the office of the paying agent.

Unavailability of Foreign Currency. If the applicable pricing supplement specifies a currency other than U.S. dollars, the relevant specified currency may not be available to us for making payments of principal of, premium, if any, or interest, if any, on any note. This could occur due to the imposition of exchange controls or other circumstances beyond our control or if the specified currency is no longer used by the government of the country issuing that currency or by public institutions within the international banking community for the settlement of transactions. If the specified currency is unavailable, we may satisfy our obligations to holders of the notes by making those payments on the date of payment in U.S. dollars on the basis of the noon dollar buying rate in New York, New York for cable transfers of the currency or currencies in which a payment on any note was to be made, published by the Federal Reserve Bank of New York, which we refer to as the “market exchange rate.” If that rate of exchange is not then available or is not published for a particular payment currency, the market exchange rate will be based on the highest bid quotation in New York, New York received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers for the purchase by the quoting dealer:

•	of the specified currency for U.S. dollars for settlement on the payment date;

•	in the aggregate amount of the specified currency payable to those holders or beneficial owners of notes; and

•	at which the applicable dealer commits to execute a contract.

One of the dealers providing quotations may be the exchange rate agent appointed by us unless the exchange rate agent is our affiliate. If those bid quotations are not available, the exchange rate agent will determine the market exchange rate at its sole discretion.

These provisions do not apply if a specified currency is unavailable because it has been replaced by the euro. Unless otherwise specified in the applicable pricing supplement, if the euro has been substituted for a specified currency, the notes will be redenominated in euro on a date determined by us, with a principal amount for each note equal to the principal amount of that note in the specified currency, converted into euro at the established rate (as defined below); provided that, if we determine after consultation with the paying agent that the then-current market practice in respect of redenomination into euro of internationally offered securities is different from the provisions specified above, such provisions will be deemed to be amended so as to comply with such market practice and we will promptly notify the trustee and the paying agent of such deemed amendment. The “established rate” means the rate for the conversion of the specified currency (including compliance with rules relating to rounding in accordance with applicable European Union regulations) into euro established by the Council of European Union pursuant to the Treaty establishing the European Communities, as amended by the Treaty on European Union. We will give 30 days’ notice of the redenomination date to the paying agent and the trustee.

Any payment made in U.S. dollars or in euro as described above where the required payment is in an unavailable specified currency will not constitute an event of default under the indenture.

Certain Definitions. The following are definitions of certain terms we use in this prospectus supplement when discussing principal and interest payments on the notes:

A “business day” means any day, other than a Saturday or Sunday, (i) that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close (a) in New York, New York, (b) for notes denominated in a specified currency other than U.S. dollars, euro or Australian dollars, in the principal financial center of the country of the specified currency, or (c) for notes denominated in Australian dollars, in Sydney, Australia, (ii) for notes denominated in euro, that is also a TARGET Settlement Day, and (iii) for notes with a base rate of LIBOR, that is also a London banking day.

“Euro LIBOR notes” means LIBOR notes for which the index currency is euros.

“London banking day” means any day on which commercial banks and foreign exchange markets settle payments in London.

“TARGET Settlement Day” means any day on which the Trans-European Automated Realtime Gross Settlement Express Transfer System is open.

“U.S. government securities business day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income department of its members be closed for the entire day for purposes of trading in U.S. government securities.

References in this prospectus supplement to “U.S. dollar,” or “U.S.$” or “$” are to the currency of the United States of America. References in this prospectus supplement to “euro” are to the single currency introduced at the commencement of the third stage of the European Economic and Monetary Union pursuant to the Treaty establishing the European Community, as amended. References in this prospectus supplement to “£,” “pounds sterling” or “sterling” are to the currency of the United Kingdom.

Fixed Rate Notes

We may issue notes that bear interest at a fixed rate (“fixed rate notes”). Each fixed rate note will bear interest from the date of issuance at the annual rate specified in the applicable pricing supplement until the principal is paid or made available for payment. Unless otherwise specified in the applicable pricing supplement, the following provisions will apply to fixed rate notes offered pursuant to this prospectus supplement.

How Interest Is Calculated. Interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

How Interest Accrues. Interest on fixed rate notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in the applicable pricing supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below under “—If A Payment Date Is Not A Business Day.”

When Interest Is Paid. Payments of interest on fixed rate notes will be made on the interest payment dates specified in the applicable pricing supplement. However, if the first interest payment date is less than 15 days after the issue date, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.

Amount Of Interest Payable. Interest payments for fixed rate notes will include accrued interest from and including the issue date or from and including the last interest payment date in respect of which interest has been paid or provided for, as the case may be, to but excluding the relevant interest payment date or date of maturity or earlier redemption or repayment, as the case may be.

If A Payment Date Is Not A Business Day. If any scheduled interest payment date is not a business day, we will pay interest on the next business day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date. If the scheduled maturity date or date of redemption or repayment is not a business day, we may pay interest, if any, and principal and premium, if any, on the next business day, but interest on that payment will not accrue during the period from and after the scheduled maturity date or date of redemption or repayment.

Floating Rate Notes

We may issue notes that bear interest at a floating rate determined by reference to a base rate as discussed below (“floating rate notes”). Unless otherwise specified in the applicable pricing supplement or product supplement, the following provisions will apply to floating rate notes offered pursuant to this prospectus supplement.

Each floating rate note will mature on the date specified in the applicable pricing supplement.

Each floating rate note will bear interest at a floating rate determined by reference to an interest rate or interest rate formula, which we refer to as the “base rate.” The base rate may be one or more of the following:

•	the commercial paper rate;

•	EURIBOR;

•	the federal funds rate;

•	the federal funds (open) rate;

•	LIBOR;

•	the prime rate;

•	the Treasury rate;

•	the CMS rate;

•	the CMT rate;

•	the CPI rate; or

•	any other rate or interest rate formula specified in the applicable pricing supplement.

Formula For Interest Rates. The interest rate on each floating rate note will be calculated by reference to:

•	the specified base rate based on the index maturity;

•	plus or minus the spread, if any; and/or

•	multiplied by the spread multiplier, if any.

For any floating rate note, “index maturity” means the period of maturity of the instrument or obligation from which the base rate is calculated and will be specified in the applicable pricing supplement. The “spread” is the number of basis points (one one-hundredth of a percentage point) specified in the applicable pricing supplement to be added to or subtracted from the base rate for a floating rate note. The “spread multiplier” is the percentage that may be specified in the applicable pricing supplement to be applied to the base rate for a floating rate note. The interest rate on any inverse floating rate note will also be calculated by reference to a fixed rate.

Limitations On Interest Rate. A floating rate note may also have either or both of the following limitations on the interest rate:

•	a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest reset period, which we refer to as the “maximum interest rate”; and/or

•	a minimum limitation, or floor, on the rate of interest that may accrue during any interest reset period, which we refer to as the “minimum interest rate.”

Any applicable maximum interest rate or minimum interest rate will be set forth in the applicable pricing supplement.

How Floating Interest Rates Are Reset. The interest rate in effect from the issue date to the first interest reset date for a floating rate note will be the initial interest rate specified in the applicable pricing supplement. We refer to this rate as the “initial interest rate.” The interest rate on each floating rate note may be reset daily, weekly, monthly, quarterly, semiannually or annually. This period is the “interest reset period” and the first day of each interest reset period is the “interest reset date.” The “interest determination date” for any interest reset date is the day the calculation agent will refer to when determining the new interest rate at which a floating rate will reset, and is applicable as follows:

•	for federal funds rate notes, federal funds (open) rate notes and prime rate notes, the interest determination date will be on the business day prior to the interest reset date;

•	for commercial paper rate notes and CMT rate notes, the interest determination date will be the second business day prior to the interest reset date;

•	for CMS rate notes, the interest determination date will be the second U.S. government securities business day prior to the interest reset date;

•	for CPI rate notes, the interest determination date will be the interest reset date;

•	for EURIBOR notes or Euro LIBOR notes, the interest determination date will be the second TARGET Settlement Day prior to the interest reset date;

•

for LIBOR notes (other than Euro LIBOR notes), the interest determination date will be the second London banking day prior to the interest reset date, except that the interest determination date pertaining to the interest reset date for a LIBOR note for which the index currency is pounds sterling will be the interest reset date;

•

for Treasury rate notes, the interest determination date will be the day of the week in which the interest reset date falls on which Treasury bills would normally be auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday; provided, however, that if an auction is held on the Friday of the week preceding the interest reset date, the interest determination date will be that preceding Friday; and provided, further, that if Treasury bills are sold at an auction that falls on a day that is an interest reset date, that interest reset date will be the following business day; and

•

for notes with two or more base rates, the interest determination date will be the latest business day that is at least two business days before the applicable interest reset date on which each base rate is determinable.

The interest reset dates will be specified in the applicable pricing supplement. If an interest reset date for any floating rate note falls on a day that is not business day, it will be postponed to the following business day, except that, in the case of a EURIBOR note or a LIBOR note, if that business day is in the next calendar month, the interest reset date will be the immediately preceding business day.

In the detailed descriptions of the various base rates which follow, the “calculation date” pertaining to an interest determination date means the earlier of (i) the tenth calendar day after that interest determination date or, if that day is not a business day, the next business day, or (ii) the business day immediately preceding the applicable interest payment date or maturity date or, for any principal amount to be redeemed or repaid, any redemption or repayment date.

The interest rate in effect for the ten calendar days immediately prior to maturity, redemption or repayment will be the one in effect on the tenth calendar day preceding the maturity, redemption or repayment date.

How Interest Is Calculated. Interest on floating rate notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a pricing supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below under “—If A Payment Date Is Not A Business Day.”

Unless otherwise specified in the applicable pricing supplement, the calculation agent for any issue of floating rate notes will be Wells Fargo Securities, LLC. We may appoint a successor calculation agent with the written consent of the paying agent, which consent shall not be unreasonably withheld. Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date for the floating rate note. The calculation agent will notify the paying agent of each determination of the interest rate applicable to any floating rate note promptly after the determination is made.

For a floating rate note, accrued interest will be calculated by multiplying the principal amount of the floating rate note by an accrued interest factor. This accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. The interest factor for each day is computed by dividing the interest rate applicable to that day:

•

by 360, in the case of commercial paper rate notes, CMS rate notes, EURIBOR notes, federal funds rate notes, federal funds (open) rate notes, LIBOR notes, except for LIBOR notes denominated in pounds sterling, and prime rate notes;

•	by 365 (or 366 if the last day of the interest period falls in a leap year), in the case of LIBOR notes denominated in pounds sterling; or

•	by the actual number of days in the year, in the case of Treasury rate notes, CMT rate notes and CPI rate notes.

For these calculations, the interest rate in effect on any interest reset date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding interest reset date or, if none, the initial interest rate.

All percentages used in or resulting from any calculation of the rate of interest on a floating rate note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%, and all U.S. dollar amounts used in or resulting from these calculations on floating rate notes will be rounded to the nearest cent, with one-half cent rounded upward. All Japanese Yen amounts used in or resulting from these calculations will be rounded downward to the next lower whole Japanese Yen amount. All amounts denominated in any other currency used in or resulting from these calculations will be rounded to the nearest two decimal places in that currency, with 0.005 rounded up to 0.01.

When Interest Is Paid. We will pay interest on floating rate notes on the interest payment dates specified in the applicable pricing supplement. However, if the first interest payment date is less than 15 days after the issue date, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.

If A Payment Date Is Not A Business Day. If any interest payment date, other than the maturity date or any earlier redemption or repayment date, for any floating rate note falls on a day that is not a business day, it will be postponed to the following business day, except that, in the case of a EURIBOR note or a LIBOR note, if that business day would fall in the next calendar month, the interest payment date will be the immediately preceding business day. If the maturity date or any earlier redemption or repayment date of a floating rate note falls on a day that is not a business day, the payment of principal, premium, if any, and interest, if any, will be made on the next business day, but interest on that payment will not accrue during the period from and after the maturity, redemption or repayment date, as the case may be.

Base Rates.

Commercial Paper Rate Notes. Commercial paper rate notes will bear interest at the interest rates specified in the applicable pricing supplement. Those interest rates will be based on the commercial paper rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

The “commercial paper rate” means, for any interest determination date, the money market yield, calculated as described below, of the rate on that date for U.S. dollar commercial paper having the index maturity specified in the applicable pricing supplement, as that rate is published in H.15 (519), under the heading “Commercial Paper—Nonfinancial” or “Commercial Paper Financial,” as specified in the applicable pricing supplement.

The following procedures will be followed if the commercial paper rate cannot be determined as described above:

•

If the above rate is not published by 3:00 p.m., New York City time, on the calculation date, then the commercial paper rate will be the money market yield of the rate on that interest determination date for commercial paper of the index maturity specified in the applicable pricing supplement as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the heading “Commercial Paper—Nonfinancial” or “Commercial Paper Financial, as specified in the applicable pricing supplement.

•

If by 3:00 p.m., New York City time, on that calculation date the rate is not yet published in either H.15 (519) or the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, then the calculation agent will determine the commercial paper rate to be the money market yield of the arithmetic mean of the offered rates as of 11:00 a.m., New York City time, on that interest determination date of three leading dealers of U.S. dollar commercial paper in New York, New York, which may include the agents for the notes or their affiliates, selected by the calculation agent, after consultation with us, for commercial paper of the index maturity specified in the applicable pricing supplement, placed for an industrial issuer whose bond rating is “Aa,” or the equivalent, from a nationally recognized statistical rating agency.

•

If the dealers selected by the calculation agent are not quoting as set forth above, the commercial paper rate for the interest determination date will remain the commercial paper rate for the immediately preceding interest reset period, or, if none, the rate of interest payable will be the initial interest rate.

The “money market yield” will be a yield calculated in accordance with the following formula:

money market yield =	D × 360	x 100
360 – (D × M)

where “D” refers to the applicable per year rate for commercial paper quoted on a bank discount basis and expressed as a decimal and “M” refers to the actual number of days in the interest period for which interest is being calculated.

EURIBOR Notes. EURIBOR notes will bear interest at the interest rates specified in the applicable pricing supplement. That interest rate will be based on EURIBOR and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

“EURIBOR” means, for any interest determination date, the rate for deposits in euros as sponsored, calculated and published jointly by the European Banking Federation and ACI – The Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing those rates, for the index maturity specified in the applicable pricing supplement as that rate appears on the display on Reuters 3000 Xtra Service (“Reuters”), or any successor service, on page EURIBOR01 or any other page as may replace page EURIBOR01 on that service, which is commonly referred to as “Reuters Page EURIBOR01,” as of 11:00 a.m., Brussels time.

The following procedures will be followed if EURIBOR cannot be determined as described above:

•

If the above rate does not appear on Reuters Page EURIBOR01 on an interest determination date at approximately 11:00 a.m., Brussels time, the calculation agent will request the principal Euro-Zone office of each of four major banks in the Euro-Zone interbank market, as selected by the calculation agent, after consultation with us, to provide the calculation agent with its offered rate for deposits in euros, at approximately 11:00 a.m., Brussels time, on the interest determination date, to prime banks in the Euro- Zone interbank market for the index maturity specified in the applicable pricing supplement commencing on the applicable interest reset date, and in a principal amount not less than the equivalent of €1 million that is representative of a single transaction in euro, in that market at that time. If at least two quotations are provided, EURIBOR will be the arithmetic mean of those quotations.

•

If fewer than two quotations are provided, then the calculation agent, after consultation with us will select four major banks in the Euro-Zone interbank market to provide a quotation of the rate offered by them, at approximately 11:00 a.m., Brussels time, on the applicable interest determination date for loans in euro to leading European banks for a period of time equivalent to the index maturity specified in the applicable pricing supplement commencing on that interest reset date in a principal amount not less than the equivalent of €1 million. EURIBOR will be the arithmetic mean of those quotations.

•

If at least three quotations are not provided, EURIBOR for that interest determination date will remain EURIBOR for the immediately preceding interest reset period, or, if none, the rate of interest payable will be the initial interest rate.

“Euro-Zone” means the region comprising member states of the European Union that have adopted the single currency in accordance with the relevant treaty of the European Union, as amended.

Federal Funds Rate Notes. Federal funds rate notes will bear interest at the interest rates specified in the applicable pricing supplement. Those interest rates will be based on the federal funds rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

The “federal funds rate” means, for any interest determination date, the rate on that date for U.S. dollar federal funds as published in H.15 (519) under the heading “Federal Funds (Effective)” as displayed on Reuters, or any successor service, on page FEDFUNDS1 or any other page as may replace the applicable page on that service, which is commonly referred to as “Reuters Page FEDFUNDS1.”

The following procedures will be followed if the federal funds rate cannot be determined as described above:

•

If the above rate is not published in H.15 (519) by 3:00 p.m., New York City time, on the calculation date, or does not appear on Reuters Page FEDFUNDS1, the federal funds rate will be the rate on that interest determination date as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the heading “Federal Funds (Effective).”

•

If the above rate is not yet published in either H.15 (519) or the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the federal funds rate to be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds prior to 9:00 a.m., New York City time, on the business day following that interest determination date, by each of three leading brokers of U.S. dollar federal funds transactions in New York, New York, which may include the agents for the notes or their affiliates, selected by the calculation agent, after consultation with us.

•

If fewer than three brokers selected by the calculation agent are not quoting as set forth above, the federal funds rate for that interest determination date will remain the federal funds rate for the immediately preceding interest reset period, or, if none, the rate of interest payable will be the initial interest rate.

Federal Funds (Open) Rate Notes. Federal funds (open) rate notes will bear interest at the interest rates specified in the applicable pricing supplement. Those interest rates will be based on the federal funds (open) rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

The “federal funds (open) rate” means, for any interest determination date, the federal funds rate on that date set forth opposite the caption “Open” as displayed on Reuters, or any successor service, on page 5 or any other page as may replace the applicable page on that service, which is commonly referred to as “Reuters Page 5.”

The following procedures will be followed if the federal funds (open) rate cannot be determined as described above:

•

If the above rate is not published by 3:00 p.m., New York City time, on the calculation date, the federal funds (open) rate will be the rate on that interest determination date displayed on FFPREBON Index Page on Bloomberg L.P. (“Bloomberg”), which is the Fed Funds Opening Rate as reported by Prebon Yamane, or any successor service, on Bloomberg.

•

If the above rate is not displayed on the FFPREBON Index Page on Bloomberg, or other recognized electronic source used for the purpose of displaying the applicable rate, by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the federal funds (open) rate to be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds prior to 9:00 a.m., New York City time, on that interest determination date, by each of three leading brokers of U.S. dollar federal funds transactions in New York, New York, which may include the agents for the notes and their affiliates, selected by the calculation agent, after consultation with us.

•

If fewer than three brokers selected by the calculation agent are not quoting as set forth above, the federal funds (open) rate for that interest determination date will remain the federal funds (open) rate for the immediately preceding interest reset period, or, if none, the rate of interest payable will be the initial interest rate.

LIBOR Notes. LIBOR notes will bear interest at the interest rates specified in the applicable pricing supplement. That interest rate will be based on London Interbank Offered Rate, which is commonly referred to as “LIBOR,” and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

The calculation agent will determine LIBOR for each interest determination date as follows:

•

“LIBOR” means, for any interest determination date, the arithmetic mean of the offered rates for deposits in the index currency having the index maturity designated in the applicable pricing supplement, commencing on the second London banking day immediately following that interest determination date or, if pounds sterling is the index currency, commencing on that interest determination date, that appear on the Designated LIBOR Page as of 11:00 a.m., London time, on that interest determination date, if at least two offered rates appear on the Designated LIBOR Page, provided that if the specified Designated LIBOR Page by its terms provides only for a single rate, that single rate will be used.

•

If (i) fewer than two offered rates appear or (ii) no rate appears and the Designated LIBOR Page by its terms provides only for a single rate, then the calculation agent will request the principal London offices of each of four major banks in the London Interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in the index currency for the period of the index maturity specified in the applicable pricing supplement commencing on the second London banking day immediately following the interest determination date or, if pounds sterling is the index currency, commencing on that interest determination date, to prime banks in the London Interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative of a single transaction in that index currency in that market at that time. If at least two quotations are provided, LIBOR determined on that interest determination date will be the arithmetic mean of those quotations.

•

If fewer than two quotations are provided, LIBOR will be determined for the applicable interest reset date as the arithmetic mean of the rates quoted at approximately 11:00 a.m., or some other time specified in the applicable pricing supplement, in the applicable principal financial center for the country of the index currency on that interest determination date, by three major banks in that principal financial center selected by the calculation agent for loans in the index currency to leading European banks, having the index maturity specified in the applicable pricing supplement and in a principal amount that is representative of a single transaction in that index currency in that market at that time.

•

If the banks so selected by the calculation agent are not quoting as set forth above, LIBOR for that interest determination date will remain LIBOR for the immediately preceding interest reset period, or, if none, the rate of interest payable will be the initial interest rate.

The “index currency” means the currency specified in the applicable pricing supplement as the currency for which LIBOR will be calculated or, if the euro is substituted for that currency, the index currency will be the euro. If that currency is not specified in the applicable pricing supplement, the index currency will be U.S. dollars.

“Designated LIBOR Page” means the display on Reuters, or any successor service, on page LIBOR01, or any other page as may replace that page on that service, for the purpose of displaying the London Interbank rates for the applicable index currency.

Prime Rate Notes. Prime rate notes will bear interest at the interest rates specified in the applicable pricing supplement. That interest rate will be based on the prime rate and any spread and/or spread multiplier, and will be subject to the minimum interest rate and the maximum interest rate, if any.

The “prime rate” means, for any interest determination date, the rate on that date as published in H.15 (519) prior to 3:00 p.m., New York City time, on the related calculation date, under the heading “Bank Prime Loan.”

The following procedures will be followed if the prime rate cannot be determined as described above:

•

If the above rate is not published in H.15 (519) prior to 3:00 p.m., New York City time, on the calculation date, then the prime rate will be the rate on that interest determination date as published in H.15 Daily Update, or any other recognized electronic source used for the purposes of displaying the applicable rate, under the heading “Bank Prime Loan.”

•

If the rate is not published in either H.15 (519) or the H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the calculation date, then the calculation agent will determine the prime rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME 1 Page, as defined below, as that bank’s prime rate or base lending rate as in effect as of 11:00 a.m., New York City time, for that interest determination date.

•

If fewer than four rates for that interest determination date appear on the Reuters Screen USPRIME 1 Page by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the prime rate to be the arithmetic mean of the prime rates quoted or base lending rates furnished in New York City by three substitute major banks or trust companies (all organized under the laws of the United States or any of its states and having total equity capital of at least $500,000,000), selected by the calculation agent, after consultation with us.

•

If the banks selected by the calculation agent are not quoting as set forth above, the prime rate for that interest determination date will remain the prime rate for the immediately preceding interest reset period, or, if none, the rate of interest payable will be the initial interest rate.

“Reuters Screen USPRIME 1 Page” means the display designated as page “USPRIME 1” on the Reuters Monitor Money Rate Service, or any successor service, or any other page as may replace the USPRIME 1 Page on that service for the purpose of displaying prime rates or base lending rates of major U.S. banks.

Treasury Rate Notes. Treasury rate notes will bear interest at the interest rates specified in the applicable pricing supplement. That interest rate will be based on the Treasury rate and any spread and/ or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

The “Treasury rate” means:

•

the rate from the auction held on the applicable interest determination date, which we refer to as the “auction,” of direct obligations of the United States, which are commonly referred to as “Treasury Bills,” having the index maturity specified in the applicable pricing supplement as that rate appears under the caption “INVESTMENT RATE” on the display on Reuters, or any successor service, on page USAUCTION 10 or any other page as may replace page USAUCTION 10 on that service, which we refer to as “Reuters Page USAUCTION 10,” or page USAUCTION 11 or any other page as may replace page USAUCTION 11 on that service, which we refer to as “Reuters Page USAUCTION 11”; or

•

if the rate described in the first bullet point is not published by 3:00 p.m., New York City time, on the calculation date, the bond equivalent yield of the rate for the applicable Treasury Bills as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High”; or

•

if the rate described in the second bullet point is not published by 3:00 p.m., New York City time, on the related calculation date, the bond equivalent yield of the auction rate of the applicable Treasury Bills, announced by the United States Department of the Treasury; or

•

if the rate referred to in the third bullet point is not announced by the United States Department of the Treasury, or if the auction is not held, the bond equivalent yield of the rate on the applicable interest determination date of Treasury Bills having the index maturity specified in the applicable pricing supplement published in H.15 (519) under the caption “U.S. Government Securities/Treasury Bills/Secondary Market”; or

•

if the rate referred to in the fourth bullet point is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the applicable interest determination date of the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market”; or

•

if the rate referred to in the fifth bullet point is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the applicable interest determination date calculated by the calculation agent as the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the applicable interest determination date, of three primary U.S. government securities dealers, which may include the agents for the notes or their affiliates, selected by the calculation agent after consultation with us, for the issue of Treasury Bills with a remaining maturity closest to the index maturity specified in the applicable pricing supplement; or

•

if the dealers selected by the calculation agent are not quoting as set forth above, the Treasury rate for that interest determination date will remain the Treasury rate for the immediately preceding interest reset period, or, if none, the rate of interest payable will be the initial interest rate.

The “bond equivalent yield” means a yield calculated in accordance with the following formula and expressed as a percentage:

bond equivalent yield =	D × N	x 100
360 – (D × M)

where “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the interest period for which interest is being calculated.

CMS Rate Notes. CMS rate notes will bear interest at the interest rates specified in the applicable pricing supplement. That interest rate will be based on the CMS rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

The “CMS rate” means, for any interest determination date, the “U.S. Dollar ICE Swap Rate,” which will be the rate for U.S. Dollar swaps with a designated maturity as specified in the applicable pricing supplement, expressed as a percentage, that appears on the Reuters page <ICESWAP1> (or any successor page thereto) as of 11:00 a.m., New York City time, on such interest determination date. ICE Benchmark Administration Limited is the benchmark administrator of the CMS rate, and the official name of the CMS rate is the “ICE Swap Rate.”

The following procedures will be followed if the CMS rate cannot be determined as described above:

•

if the above rate does not appear on Reuters page <ICESWAP1> (or any successor page thereto) at 11:00 a.m., New York City time, the calculation agent shall determine the CMS rate for the relevant interest determination date on the basis of the mid-market semi-annual swap rate quotations provided by the CMS reference banks at approximately 11:00 a.m., New York City time, on such interest determination date. The calculation agent will request the principal New York City office of each of the CMS reference banks to provide a quotation of its rate, and

(i) if at least three quotations are provided, the rate for that interest determination date will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest); or

(ii) if fewer than three quotations are provided, the calculation agent will determine the rate in its sole discretion.

“CMS reference banks” means five leading swap dealers selected by the calculation agent in its sole discretion in the New York City interbank market.

“Mid-market semi-annual swap rate” means, on any interest determination date, the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to the applicable designated maturity as specified in the applicable pricing supplement commencing on such interest determination date and in a CMS representative amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to U.S. Dollar LIBOR with a designated maturity of three months.

“CMS representative amount” means an amount that is representative for a single transaction in the relevant market at the relevant time as determined by the calculation agent in its sole discretion.

CMT Rate Notes. CMT rate notes will bear interest at the interest rates specified in the applicable pricing supplement. That interest rate will be based on the CMT rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

The “CMT rate” means, for any interest determination date, the rate displayed on the Designated CMT Reuters Page, as defined below, under the caption “… Treasury Constant Maturities … Federal Reserve Board Release H.15… Mondays Approximately 3:45 p.m.,” under the column for the Designated CMT Maturity Index, as defined below, for:

•	the rate on that interest determination date, if the Designated CMT Reuters Page is FRBCMT; and

•	the week or the month, as applicable, ended immediately preceding the week in which the related interest determination date occurs, if the Designated CMT Reuters Page is FEDCMT.

The following procedures will be followed if the CMT rate cannot be determined as described above:

•

If the above rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the related calculation date, then the CMT rate will be the Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in the relevant H.15 (519).

•

If the above rate described in the first bullet point is no longer published, or if not published by 3:00 p.m., New York City time, on the related calculation date, then the CMT rate will be the Treasury Constant Maturity rate for the Designated CMT Maturity Index or other U.S. Treasury rate for the Designated CMT Maturity Index on the interest determination date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Reuters Page and published in the relevant H.15 (519).

•

If the information described in the second bullet point is not provided by 3:00 p.m., New York City time, on the related calculation date, then the calculation agent will determine the CMT rate to be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on the interest determination date, reported, according to their written records, by three leading primary U.S. government securities dealers, which we refer to as a “reference dealer,” in New York, New York, which may include the agents for the notes or their affiliates, selected by the calculation agent as described in the following sentence. The calculation agent will select five reference dealers, after consultation with us, and will eliminate the highest quotation or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for the most recently issued direct noncallable fixed rate obligations of the United States, which are commonly referred to as “Treasury notes,” with an original maturity of approximately the Designated CMT Maturity Index, a remaining term to maturity of no more than 1 year shorter than that Designated CMT Maturity Index and in a principal amount that is representative for a single transaction in the securities in that market at that time. If two Treasury notes with an original maturity as described above have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury note with the shorter remaining term to maturity will be used.

•

If the calculation agent cannot obtain three Treasury notes quotations as described in the immediately preceding bullet point, the calculation agent will determine the CMT rate to be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the interest determination date of three reference dealers in New York, New York, selected using the same method described in the immediately preceding bullet point, for Treasury notes with an original maturity equal to the number of years closest to but not less than the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in a principal amount that is representative for a single transaction in the securities in that market at that time.

•

If three or four, and not five, of the reference dealers are quoting as described above, then the CMT rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of those quotes will be eliminated.

•

If fewer than three reference dealers selected by the calculation agent are quoting as described above, the CMT rate for that interest determination date will remain CMT rate for the immediately preceding interest reset period, or, if none, the rate of interest payable will be the initial interest rate.

“Designated CMT Reuters Page” means the display on Reuters, or any successor service, on the page designated in the applicable pricing supplement or any other page as may replace that page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15 (519). If no page is specified in the applicable pricing supplement, the Designated CMT Reuters Page will be FEDCMT, for the most recent week.

“Designated CMT Maturity Index” means the original period to maturity of the U.S. Treasury securities, which is either 1, 2, 3, 5, 7, 10, 20 or 30 years, as specified in the applicable pricing supplement, for which the CMT rate will be calculated. If no maturity is specified in the applicable pricing supplement, the Designated CMT Maturity Index will be two years.

CPI Rate Notes. CPI rate notes will bear interest at the interest rates specified in the applicable pricing supplement. That interest rate will be based on the CPI rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

The “CPI rate” means, for any interest determination date, the year-over-year percentage change in the CPI (as defined below), calculated as follows:

Ref CPIt – Ref CPIt-12 Ref CPIt-12

where,

•	the“Ref CPIt” is the level of the CPI for the third calendar month prior to the calendar month of such interest determination date (the “reference month”) and

•	the “Ref CPIt-12” is the level of the CPI for the twelfth calendar month prior to such reference month.

For example, with respect to an interest determination date in December 2016, the Ref CPIt is the level of the CPI for September 2016 and the Ref CPIt-12 is the level of the CPI for September 2015.

If by 3:00 p.m., New York City time, on any interest determination date the CPI is not published on Bloomberg screen CPURNSA for any relevant month, but has otherwise been published by the Bureau of Labor Statistics of the U.S. Department of Labor (the “BLS”), the calculation agent will determine the CPI as reported by the BLS for such month using such other source as appears on its face to accurately set forth the CPI as reported by the BLS, as determined by the calculation agent.

In calculating Ref CPIt and Ref CPIt-12, the calculation agent will use the most recently available value of the CPI determined as described above on the applicable interest determination date, even if such value has been adjusted from a prior reported value for the relevant month. However, if a value of Ref CPIt and Ref CPIt-12 used by the calculation agent on any interest determination date to determine the interest rate on the notes (an “original CPI level”) is subsequently revised by the BLS, the calculation agent will continue to use the original CPI level, and the interest rate determined on such interest determination date will not be revised.

If the CPI is rebased to a different year or period and the 1982-1984 CPI is no longer used, the base reference period for the notes will continue to be the 1982-1984 reference period as long as the 1982-1984 CPI continues to be published.

If, while the notes are outstanding, the CPI is discontinued or substantially altered, as determined by the calculation agent in its sole discretion, the calculation agent will determine the interest rate on the notes by reference to the applicable substitute index that is chosen by the Secretary of the Treasury for the Department of the Treasury’s Inflation-Linked Treasuries as described at 62 Federal Register 846-874 (January 6, 1997) or, if no such securities are outstanding, the substitute index will be determined by the calculation agent in accordance with general market practice at the time; provided that the procedure for determining the resulting interest rate is administratively acceptable to the calculation agent.

The “Consumer Price Index” or “CPI” means the All Items Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average before seasonal adjustment published by the BLS (Bloomberg: CPURNSA) . The BLS makes certain information regarding the CPI data publicly available. This material may be accessed electronically by means of the BLS’s website at http://www.bls.gov/cpi/. No information contained on the BLS website is incorporated by reference into this prospectus supplement.

According to the publicly available information provided by the BLS, the CPI is a measure of the average change over time in the prices paid by urban consumers for a market basket of goods and services, including food and beverages, housing, apparel, transportation, medical care, recreation, education and communication, and other goods and services. User fees (such as water and sewer charges, auto registration fees, and vehicle tolls) and taxes (such as sales and excise taxes) that are directly associated with the prices of specific goods and services are also included in the CPI. Taxes that are not directly associated with the purchase of consumer goods and services (such as income and social security taxes) and investment items such as stocks, bonds, real estate and life insurance are not included. The CPI includes expenditures of almost all residents of urban or metropolitan areas, including professionals, the self-employed, the poor, the unemployed and retired persons, urban wage earners and clerical workers. The CPI does not include the spending patterns of persons living in rural nonmetropolitan areas, farm families, persons in the armed forces, and those in institutions (such as prisons and mental hospitals). In calculating the CPI, price changes for the various items are averaged together with weights that represent their significance in the spending of urban households in the United States.

The contents of the market basket of goods and services and the weights assigned to the various items are updated periodically to take into account changes in consumer expenditure patterns. The CPI is expressed in relative terms based on a reference period for which the level is set at 100 (currently the base reference period used by the BLS is 1982–1984). For example, because the CPI level for the 1982–1984 reference period is 100, an increase of 16.5 percent from that period would be shown as 116.5.

All information contained in this prospectus supplement regarding the CPI is derived from publicly available information published by the BLS or other publicly available sources. Such information reflects the policies of the BLS as stated in such sources, and such policies are subject to change by the BLS. We have not independently verified any information relating to the CPI. The BLS is under no obligation to continue to publish the CPI and may discontinue publication of the CPI at any time. The consequences of the BLS discontinuing the CPI are described above.

Redemption and Repayment

Optional Redemption By Us. If applicable, the pricing supplement will indicate the terms of our option to redeem the notes offered thereby. We will mail a notice of redemption to each holder which, in the case of global securities, will be the depositary, as holder of the global securities, by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption, or within the redemption notice period designated in the applicable pricing supplement, to the address of each holder as that address appears upon the books maintained by the security registrar. In the case of global securities, in lieu of mailing a notice of redemption as described in the preceding sentence, we may provide such notice to the depositary in accordance with its procedures. The notes will not be subject to any sinking fund.

A partial redemption of the notes may be effected by such method as the trustee shall deem fair and appropriate and may provide for the selection for redemption of a portion of the principal amount of notes held by a holder equal to an authorized denomination. If we redeem less than all of the notes and the notes are then held in book-entry form, the redemption will be made in accordance with the depositary’s customary procedures. We have been advised that it is DTC’s practice to determine by lot the amount of each participant in the notes to be redeemed.

Unless we default in the payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes called for redemption.

Any redemption by us of debt securities may be subject to the prior approval of the Board of Governors of the Federal Reserve System or other appropriate federal banking agency.

Repayment At Option Of Holder. If applicable, the pricing supplement will indicate that the holder has the option to have us repay the notes offered thereby on a date or dates specified prior to their stated maturity date. Unless otherwise specified in the applicable pricing supplement, the repayment price will be equal to 100% of the principal amount of the note, together with accrued interest, if any, to the date of repayment.

For us to repay a note, the paying agent must receive at least 30 days but not more than 45 days prior to the repayment date:

•	the note with the form entitled “Option to Elect Repayment” on the reverse of the note duly completed; or

•

a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, or FINRA or a commercial bank or trust company in the United States setting forth the name of the holder of the note, the principal amount of the note, the principal amount of the note to be repaid, the certificate number or a description of the tenor and terms of the note, a statement that the option to elect repayment is being exercised and a guarantee that the note to be repaid, together with the duly completed form entitled “Option to Elect Repayment” on the reverse of the note, will be received by the paying agent not later than the fifth business day after the date of the telegram, telex, facsimile transmission or letter. However, the telegram, telex, facsimile transmission or letter will only be effective if that note and form duly completed are received by the paying agent by the fifth business day after the date of that telegram, telex, facsimile transmission or letter.

Exercise of the repayment option by the holder of a note will be irrevocable. The holder may exercise the repayment option for less than the entire principal amount of the note but, in that event, the principal amount of the note remaining outstanding after repayment must be an authorized denomination.

Special Requirements For Optional Repayment Of Global Securities. If a note is represented by a global security, the depositary or the depositary’s nominee will be the holder of the note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the depositary’s nominee will timely exercise a right to repayment of a particular note, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in the note to notify the depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the depositary.

Open Market Purchases by Wells Fargo. We may purchase notes at any price in the open market or otherwise. Notes so purchased by us may, at our discretion, be held or resold or surrendered to the trustee for cancellation.

Payment of Additional Amounts

Unless we specify otherwise in the applicable pricing supplement, we will not pay any additional amounts on the notes offered thereby to compensate any beneficial owner for any United States tax withheld from payments on such notes.

Denominations

Unless we state otherwise in the applicable pricing supplement, the notes will be issued only in registered form, without coupons, in denominations of $1,000 each or integral multiples of $1,000 in excess thereof.

The Trustee

From time to time, Wells Fargo and certain of its subsidiaries maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business.

Notices

Unless otherwise specified in the applicable pricing supplement, any notices required to be given to the holders of the notes in global form will be given to the depositary.

Governing Law

The indenture is, and the notes will be, governed by and will be construed in accordance with New York law.

No Listing

Unless otherwise specified in the applicable pricing supplement, the notes will not be listed or displayed on any securities exchange or automated quotation system.

Covenants

Except as otherwise set forth in the next sentence, the indenture:

•

prohibits us and our subsidiaries from selling, pledging, assigning or otherwise disposing of shares of capital stock, or securities convertible into capital stock, of any Principal Subsidiary Bank or of any subsidiary owning, directly or indirectly, any capital stock of a Principal Subsidiary Bank; and

•	prohibits any Principal Subsidiary Bank from issuing any shares of its capital stock or securities convertible into its capital stock.

This restriction does not apply to:

•	sales, pledges, assignments or other dispositions or issuances of directors’ qualifying shares;

•

sales, pledges, assignments or other dispositions or issuances, so long as, after giving effect to the disposition and to the issuance of any shares issuable upon conversion or exchange of securities convertible or exchangeable into capital stock, we would own directly or through one or more of our subsidiaries not less than 80% of the shares of each class of capital stock of the applicable Principal Subsidiary Bank;

•	sales, pledges, assignments or other dispositions or issuances made in compliance with an order or direction of a court or regulatory authority of competent jurisdiction; or

•

sales of capital stock by any Principal Subsidiary Bank to its stockholders so long as before the sale we own directly or indirectly shares of the same class and the sale does not reduce the percentage of the shares of that class of capital stock owned by us. (Section 1005)

When we use the term “subsidiary” in this prospectus supplement, we mean any corporation of which we own more than 50% of the outstanding shares of voting stock, except for directors’ qualifying shares, directly or indirectly through one or more of our other subsidiaries. Voting stock is stock (or the equivalent thereof) that is entitled in the ordinary course to vote for the election of a majority of the directors, managers or trustees of a corporation and does not include stock (or the equivalent thereof) that is entitled to so vote only as a result of the happening of certain events, and references to “corporation” refer to corporations, associations, companies (including limited liability companies) and business trusts.

When we use the term “Principal Subsidiary Bank” in this prospectus supplement, we mean any commercial bank or trust company organized in the United States under Federal or state law of which we own at least a majority of the shares of voting stock directly or through one or more of our subsidiaries if such commercial bank or trust company has total assets, as set forth in its most recent statement of condition, equal to more than 10% of our total consolidated assets, as set forth in our most recent financial statements filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Section 101) As of the date hereof, our only Principal Subsidiary Bank is Wells Fargo Bank.

Except as expressly set forth above, the indenture does not contain restrictions on our ability to:

•	incur, assume or become liable for any type of debt or other obligation;

•	create liens on our property for any purpose; or

•	pay dividends or make distributions on our capital stock or repurchase or redeem our capital stock.

The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the indenture does not contain any provisions which would require us to repurchase or redeem or modify the terms of any of the debt securities upon a change of control or other event involving us which may adversely affect the creditworthiness of the debt securities.

Consolidation, Merger or Sale

The indenture generally permits a consolidation or merger between us and another entity. It also permits the conveyance, transfer or lease by us of all or substantially all of our property and assets. These transactions, if a transaction other than a conveyance, transfer or lease to one or more of our subsidiaries, are permitted if:

•

the resulting or acquiring entity, if other than us, is organized and existing under the laws of a domestic jurisdiction and assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the indenture; and

•	immediately after the transaction, and giving effect to the transaction, no event of default under the indenture exists. (Section 801)

If we consolidate or merge with or into any other entity or convey, transfer or lease all or substantially all of our assets in accordance with the requirements of the indenture, the resulting or acquiring entity will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, such successor entity may exercise our rights and powers under the indenture, in our name and, except in the case of a lease of all or substantially all of our properties, we will be released from all our liabilities and obligations under the indenture and under the debt securities. (Section 802). The indenture permits us to convey, transfer or lease all or substantially all of our assets to one or more of our subsidiaries without any restriction and, in that event, those subsidiaries would not be required under the indenture to assume our liabilities and obligations under the indenture and the debt securities.

Modification and Waiver

Under the indenture, certain of our rights and obligations and certain of the rights of holders of the debt securities may be modified or amended with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding debt securities of all series of debt securities affected by the modification or amendment, acting as one class. However, the following modifications and amendments will not be effective against any holder without its consent:

•	a change in the stated maturity date of any payment of principal or interest;

•	a reduction in payments due on the debt securities;

•	a change in the place of payment or currency in which any payment on the debt securities is payable;

•	a limitation of a holder’s right to sue us for the enforcement of payments due on the debt securities;

•

a reduction in the percentage of outstanding debt securities required to consent to a modification or amendment of the indenture or required to consent to a waiver of compliance with certain provisions of the indenture or certain defaults under the indenture;

•	a reduction in the requirements contained in the indenture for quorum or voting;

•	a limitation of a holder’s right, if any, to repayment of debt securities at the holder’s option;

•	a modification of any of the foregoing requirements contained in the indenture. (Section 902)

Under the indenture, the holders of at least a majority of the aggregate principal amount of the outstanding debt securities of all series of debt securities affected by a particular covenant or condition, acting as one class, may, on behalf of all holders of such series of debt securities, waive compliance by us with any covenant or condition contained in the indenture unless we specify that such covenant or condition cannot be so waived at the time we establish the series. The indenture provides that compliance with the covenant relating to Principal Subsidiary Banks described above under “—Covenants” can be waived in this manner. (Section 1008)

In addition, under the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series of debt securities may, on behalf of all holders of that series, waive any past default under the indenture, except:

•	a default in the payment of the principal of or any premium or interest on any debt securities of that series; or

•	a default under any provision of the indenture which itself cannot be modified or amended without the consent of the holders of each outstanding debt security of that series. (Section 513)

Events of Default and Acceleration Rights

Unless otherwise specified in the applicable pricing supplement, an “event of default,” with respect to the notes, means any of the following:

(1)	failure to pay interest on any debt security of that series for 30 days after the payment is due;

(2)	failure to pay the principal of or any premium on any debt security of that series for 30 days after the payment is due;

(3)	failure to deposit any sinking fund payment on debt securities of that series when due;

(4)	failure to perform any of the covenants regarding capital stock of Principal Subsidiary Banks described above under “—Covenants”;

(5)	failure to perform any other covenant in the indenture that applies to debt securities of that series for 90 days after we have received written notice of the failure to perform in the manner specified in the indenture;

(6)	the entry by a court having jurisdiction of (A) a decree or order for relief in respect of Wells Fargo in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency or similar law or (B) a decree or order adjudging Wells Fargo a bankrupt or insolvent, or approving a petition seeking receivership, insolvency or liquidation of or in respect of Wells Fargo under any applicable Federal or State law, or appointing a receiver, liquidator, trustee or similar official of Wells Fargo, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;

(7)	the commencement by Wells Fargo of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency or similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, the appointment of a receiver for Wells Fargo under any applicable Federal or State bankruptcy, insolvency or similar law following consent by the board of directors of Wells Fargo to such appointment, or the entry of a decree or order for relief in respect of Wells Fargo in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, receivership, liquidation or similar law following Wells Fargo’s consent to such decree or order; or

(8)	any other event of default that may be specified for the debt securities of that series when that series is created. (Section 501)

If an event of default for the notes specified in clause (1), (2), (6) or (7) occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series can, subject to conditions, rescind the declaration. (Section 502, as amended by Section 1702; Section 513). Holders of the notes will not have the right to declare the principal amount of any notes to be due and payable upon any other event of default or in any circumstances other than those set forth in the first sentence of this paragraph.

The indenture requires us to file an officers’ certificate with the trustee each year that states, to the knowledge of the certifying officer, whether or not any defaults exist under the terms of the indenture.

(Section 1007). The trustee may withhold notice to the holders of debt securities of any default, except defaults in the payment of principal, premium, interest or any sinking fund installment, if it considers the withholding of notice to be in the best interests of the holders. For purposes of this paragraph, “default” means any event which is, or after notice or lapse of time or both would become, an event of default under the indenture with respect to the debt securities of the applicable series. (Section 602)

Other than its duties in the case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnification. (Sections 601, 603) If reasonable indemnification is provided, then, subject to other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series may, with respect to the debt securities of that series, direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; or

•	exercising any trust or power conferred upon the trustee. (Sections 512, 603)

The holder of a debt security of any series will have the right to begin any proceeding with respect to the indenture or for any remedy only if:

•	the holder has previously given the trustee written notice of a continuing event of default with respect to that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request of, and offered reasonable indemnification to, the trustee to begin such proceeding;

•	the trustee has not started such proceeding within 60 days after receiving the request; and

•

the trustee has not received directions inconsistent with such request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series during those 60 days. (Section 507)

However, the holder of any debt security will have an absolute right to receive payment of principal of and any premium and interest on the debt security when due and to institute suit to enforce this payment. (Section 508)

Book-Entry, Delivery and Form

We have obtained the information in this section concerning DTC, Clearstream Banking S.A., or “Clearstream,” and Euroclear Bank S.A./N.V., as operator of the Euroclear System, or “Euroclear,” and the book-entry system and procedures from sources that we believe to be reliable, but we have not independently verified the accuracy of this information.

Unless otherwise specified in the applicable pricing supplement, the notes will be issued as fully-registered global securities which will be deposited with, or on behalf of, DTC and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC. Investors may elect to hold their interests in the global securities through either DTC (in the United States) or (in Europe) through Clearstream or through Euroclear. Investors may hold their interests in the global securities directly if they are participants of such systems, or indirectly through organizations that are participants in these systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective U.S. depositaries (collectively, the “U.S. Depositaries”), which in turn will hold these interests in customers’ securities accounts in the depositaries’ names on the books of DTC. We will refer to Citibank and The Bank of New York Mellon in these capacities as the “U.S. Depositaries.” Unless otherwise specified in the applicable pricing supplement, beneficial interests in the global securities will be held in denominations of $1,000 and multiples of $1,000 in excess thereof. Except as set forth below, the global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Notes represented by a global security can be exchanged for definitive securities in registered form only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security and we do not appoint a successor depositary within 90 days after receiving that notice;

•

at any time DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency;

•	we in our sole discretion determine that that note will be exchangeable for definitive securities in registered form and notify the trustee of our decision; or

•	an event of default with respect to the notes represented by that global security has occurred and is continuing.

A global security that can be exchanged as described in the preceding sentence will be exchanged for definitive securities issued in authorized denominations in registered form for the same aggregate amount. The definitive securities will be registered in the names of the owners of the beneficial interests in the global security as directed by DTC.

We will make principal and interest payments on all notes represented by a global security to the paying agent which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented by a global security for all purposes under the indenture. Accordingly, we, the trustee and any paying agent will have no responsibility or liability for:

•	any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a note represented by a global security;

•

any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global security held through those participants; or

•	the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

DTC has advised us that its current practice is to credit participants’ accounts on each payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on DTC’s records, upon DTC’s receipt of funds and corresponding detail information. The agents for the notes represented by a global security will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global security will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in “street name,” and will be the sole responsibility of those participants. Book-entry notes may be more difficult to pledge because of the lack of a physical note.

DTC

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the notes represented by that global security for all purposes of the notes. Owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered owners or holders of notes under the indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a DTC participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global security. Beneficial owners may experience delays in receiving distributions on their notes since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner’s account.

We understand that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global security desires to take any action which a holder is entitled to take under the indenture, then DTC would authorize the participants holding the relevant beneficial interests to take that action and those participants would authorize the beneficial owners owning through such participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Beneficial interests in a global security will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global security. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the notes will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

DTC has advised us that it is a limited-purpose trust company organized under the New York banking law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act.

DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC’s participants include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC. Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC’s book-entry system. The rules applicable to DTC and its participants are on file with the SEC.

DTC has advised us that the above information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, or “Clearstream Participants,” and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream’s U.S. Participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear, or “Euroclear Participants,” and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., or the “Euroclear Operator,” under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is a Belgian bank. As such it is regulated by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we will refer to herein as the “Terms and Conditions.” The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Euroclear has further advised us that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with such intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

Global Clearance and Settlement Procedures

Unless otherwise specified in the applicable pricing supplement, initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes through DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of notes received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear Participants or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

If the notes are cleared only through Euroclear and Clearstream (and not DTC), you will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices, and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers, and other institutions are open for business in the United States. In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, U.S. investors who wish to exercise rights that expire on a particular day may need to act before the expiration date.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor any paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

BENEFIT PLAN INVESTOR CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”) applies (a “plan”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan. When we use the term “holder” in this section, we are referring to a beneficial owner of the notes and not the record holder.

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans to which Section 4975 of the Code applies (also “plans”), from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (collectively, “parties in interest”) with respect to such plan. A violation of those “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless statutory or administrative exemptive relief is available. Therefore, a fiduciary of a plan should also consider whether an investment in the notes might constitute or give rise to a prohibited transaction under ERISA and the Code.

Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA (collectively, “non-ERISA arrangements”), are not subject to the requirements of ERISA, or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“similar laws”).

We and our affiliates may each be considered a party in interest with respect to many plans. Special caution should be exercised, therefore, before the notes are purchased by a plan. In particular, the fiduciary of the plan should consider whether statutory or administrative exemptive relief is available. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are:

•	PTCE 96-23, for specified transactions determined by in-house asset managers;

•	PTCE 95-60, for specified transactions involving insurance company general accounts;

•	PTCE 91-38, for specified transactions involving bank collective investment funds;

•	PTCE 90-1, for specified transactions involving insurance company separate accounts; and

•	PTCE 84-14, for specified transactions determined by independent qualified professional asset managers.

In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for transactions between a plan and a person who is a party in interest (other than a fiduciary who has or exercises any discretionary authority or control with respect to investment of the plan assets involved in the transaction or renders investment advice with respect thereto) solely by reason of providing services to the plan (or by reason of a relationship to such a service provider), if in connection with the transaction the plan receives no less and pays no more, than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA).

Any purchaser or holder of the notes or any interest in the notes will be deemed to have represented by its purchase and holding that either:

•	no portion of the assets used by such purchaser or holder to acquire or purchase the notes constitutes assets of any plan or non-ERISA arrangement; or

•

the purchase and holding of the notes by such purchaser or holder will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any similar laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any plan consult with their counsel regarding the potential consequences under ERISA and the Code of the acquisition of the notes and the availability of exemptive relief.

The notes are contractual financial instruments. The financial exposure provided by the notes is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the notes. The notes have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the notes.

Purchasers of the notes have the exclusive responsibility for ensuring that their purchase, holding and subsequent disposition of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any similar law. Nothing herein shall be construed as a representation that an investment in the notes would be appropriate for, or would meet any or all of the relevant legal requirements with respect to investments by, plans or non-ERISA arrangements generally or any particular plan or non-ERISA arrangement.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We are offering the notes on a continuing basis through Wells Fargo Securities, LLC and through any additional agents named in the applicable pricing supplement (individually an “agent” and collectively the “agents”) who have agreed to use their reasonable efforts to solicit purchases of the notes. We will have the sole right to accept offers to purchase the notes, and we may reject any offer in whole or in part. Each agent may reject, in whole or in part, any offer it solicited to purchase notes. We will pay an agent, in connection with sales of these notes resulting from a solicitation that such agent made or an offer to purchase that such agent received, a commission in an amount agreed upon at the time of sale. Such commission will be set forth in the applicable pricing supplement. The discount or commission that may be received by any member of FINRA for any sales of securities pursuant to the accompanying prospectus, together with the reimbursement of any counsel fees by us, will not exceed 8.00% of the initial gross proceeds from the sale of any notes being sold.

We may also sell the notes to an agent as principal for its own account at a discount to be agreed upon at the time of sale. Such discount will be set forth in the applicable pricing supplement. That agent may resell the notes to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as that agent determines and as we will specify in the applicable pricing supplement. Unless the applicable pricing supplement states otherwise, any notes sold to agents as principal will be purchased at a price equal to 100% of the principal amount less the agreed upon discount. An agent may offer the notes it has purchased as principal to other dealers. The agent may sell the notes to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any other dealer will not be in excess of the discount that the agent will receive from us. After the initial public offering of notes that an agent is to resell on a fixed public offering price basis, the agent may change the public offering price and discount.

We may arrange for notes to be sold through agents or may sell notes directly to investors on our own behalf or through an affiliate. No commissions will be paid on notes sold directly by us. We may accept offers to purchase notes through additional agents and may appoint additional agents to solicit offers to purchase notes. Any other agents will be named in the applicable pricing supplement.

Wells Fargo Securities, LLC, one of our wholly-owned subsidiaries, will comply with Rule 5121 of the Conduct Rules of FINRA in connection with each placement of the notes in which it participates. If Wells Fargo Securities, LLC or one of our other wholly-owned subsidiaries or affiliated entities participates in a sale of the notes, such subsidiary or entity will not confirm sales to accounts over which they exercise discretionary authority without the prior specific written approval of the customer in accordance with Rule 5121.

Wells Fargo Securities, LLC or any of its affiliates may use the applicable pricing supplement, this prospectus supplement and any related product supplement and/or other supplement and the accompanying prospectus for offers and sales related to market-making transactions in the notes. Such entities may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

Each of the agents may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). We and the agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities. We have also agreed to reimburse the agents for specified expenses.

We estimate that we will spend approximately $7,250,000 for legal fees, printing fees, trustee fees, CUSIP fees, rating agency fees and other expenses allocable to the offering, including, for floating rate notes, any licensing fee paid to an administrator of the applicable floating rate.

The original public offering price of an offering of notes will include the agent discount or commission indicated in the applicable pricing supplement, the offering expenses described in the preceding paragraph associated with that offering, the projected profit our hedge counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the notes and any other costs identified in the applicable pricing supplement. We expect to hedge our obligations under the notes through affiliated or unaffiliated counterparties. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss. The discount or commission, offering expenses, projected profit of our hedge counterparty and any other costs identified in the applicable pricing supplement reduce the economic terms of the notes. In addition, the fact that the original offering price includes these items is expected to adversely affect the secondary market prices of the notes. These secondary market prices are also likely to be reduced by the cost of unwinding the related hedging transaction.

When we issue the notes offered by this prospectus supplement, except for notes issued upon a reopening of an existing tranche or series of debt securities, they will be new securities without an established trading market. Unless otherwise provided in the applicable pricing supplement, we do not intend to apply for the listing of the notes on any national securities exchange or automated quotation system. An agent may make a market for the notes, as applicable laws and regulations permit, but is not obligated to do so and may discontinue making a market in any or all of the notes at any time without notice. No assurance can be given as to the liquidity of any trading market for these notes.

When an agent acts as principal for its own account, to facilitate the offering of the notes, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the agent may overallot in connection with any offering of the notes, creating a short position in the notes for its own account. In addition, to cover overallotments or to stabilize the price of the notes, the agent may bid for, and purchase, the notes in the open market. Finally, in any offering of the notes by an agent through dealers, the agent may reclaim selling concessions allowed to a dealer for distributing the notes in the offering if the agent repurchases previously distributed notes in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The agents are not required to engage in these activities, and may end any of these activities at any time.

Purchasers of our securities may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the original public offering price disclosed in the applicable pricing supplement.

Agents and their affiliates may be customers of, engage in transactions with, or perform services, including investment and/or commercial banking services, for us or our subsidiaries in the ordinary course of their businesses. In connection with the distribution of the notes offered under this prospectus supplement, we may enter into swap or other hedging transactions with, or arranged by, agents or their affiliates. These agents or their affiliates may receive compensation, trading gain or other benefits from these transactions.

Delivery of the notes will be made against payment therefor on or about the issue date specified in the applicable pricing supplement. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days after the date the securities are priced, unless the parties to any such trade expressly agree otherwise. Accordingly, if the applicable pricing supplement specifies that the issue date is more than three business days after the date on which the notes are priced, purchasers who wish to trade such notes at any time prior to the third business day preceding the issue date will be required, by virtue of the fact that the notes will not settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement; such purchasers should also consult their own advisors in this regard.

Each agent will agree that it will, to the best of its knowledge and belief, comply with all applicable securities laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers our notes or possesses or distributes this prospectus supplement or any other offering material and will obtain any required consent, approval or permission for its purchase, offer, sale or delivery of such notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes purchases, offers, sales or deliveries. We will not have any responsibility for an agent’s compliance with applicable securities laws.

Notice to Prospective Investors in the United Kingdom

Each agent will represent and agree, with respect to our notes offered and sold by it, that:

(a)	in relation to any notes having a maturity of less than one year:

(i)	it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business, and;

(ii)	it has not offered or sold and will not offer or sell any notes other than to persons:

(A)	whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses; or

(B)	who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for purposes of their businesses,

where the issue of notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”) by us;

(b)	it and each of its affiliates has only communicated, or caused to be communicated, and will only communicate, or cause to be communicated, any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(c)	it and each of its affiliates has complied, and will comply, with all applicable provisions of the FSMA with respect to anything done by it in relation to such notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each agent will represent and agree, with respect to our notes offered and sold by it, that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement as completed by the applicable pricing supplement in relation thereto to the public in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in that Relevant Member State:

(a)	if the applicable pricing supplement in relation to the notes specifies that an offer of those notes may be made other than pursuant to Article 3(2) of the Prospectus Directive in that Relevant Member State (a “Non-exempt Offer”), following the date of publication of a prospectus in relation to such notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, provided that any such prospectus has subsequently been completed by the applicable pricing supplement contemplating such Non-exempt Offer, in accordance with the Prospectus Directive, in the period beginning and ending on the dates specified in such prospectus or pricing supplement, as applicable, and we have consented in writing to its use for the purpose of that Non-exempt Offer;

(b)	at any time to legal entities which are “qualified investors” as defined under the Prospectus Directive;

(c)	at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant agent or agents nominated by us for any such offer; or

(d)	at any time in any other circumstances fitting within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to in (b) to (d) above shall require us or any agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of such notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the applicable Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

This prospectus supplement has been prepared on the basis that all offers of the notes in any Member State of the European Economic Area will be made pursuant to an exemption under Article 3(2) of the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to publish a prospectus for offers of the notes. Accordingly, any person making or intending to make any offer of the notes in that Relevant Member State may only do so in circumstances in which no obligation arises for us, our affiliates or any of the agents to publish a prospectus pursuant to the Prospectus Directive for such offer. Neither we nor any of the agents have authorized, nor do we or they authorize, the making of any offer of the notes in circumstances in which an obligation arises for us or any agent to publish a prospectus pursuant to the Prospectus Directive for such offer.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each agent will represent and agree that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell any notes in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Hong Kong

WARNING: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the applicable laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Taiwan

The notes may be made available outside Taiwan for purchase by Taiwan residents outside Taiwan but may not be offered or sold in Taiwan.

Notice to Prospective Investors in Argentina

The notes are not and will not be marketed in Argentina by means of a public offer, as such term is defined under Section 2 of Law Number 26,831, as amended. No application has been or will be made with the Argentine Comisión Nacional de Valores, the Argentine securities governmental authority, to offer the notes in Argentina.

Notice to Prospective Investors in Brazil

The notes have not been and will not be issued nor publicly placed, distributed, offered or negotiated in the Brazilian capital markets and, as a result, have not been and will not be registered with the Comissão de Valores Mobiliáros (“CVM”). Any public offering or distribution, as defined under Brazilian laws and regulations, of the notes in Brazil is not legal without prior registration under Law 6,385/76, and CVM applicable regulation. Documents relating to the offering of the notes, as well as information contained therein, may not be supplied to the public in Brazil (as the offering of the notes is not a public offering of notes in Brazil), nor be used in connection with any offer for subscription or sale of the notes to the public in Brazil. Persons wishing to offer or acquire the notes within Brazil should consult with their own counsel as to the applicability of registration requirements or any exemption therefrom.

Notice to Prospective Investors in Chile

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offers, sales or deliveries of the notes, or distribution of this prospectus supplement and the accompanying prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations. Neither this prospectus supplement nor its related materials constitute an offer of, or an invitation to subscribe for or purchase, the notes in the Republic of Chile, other than to individually identified buyers pursuant to a private offering within the meaning of article 4 of the Ley de Mercado de Valores (an offer that is not addressed to the public at large or to a certain sector or specific group of the public).

Notice to Prospective Investors in Mexico

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This prospectus supplement and the accompanying prospectus may not be publicly distributed in Mexico. The notes may only be offered in a private offering pursuant to Article 8 of the Securities Market Law.

Notice to Prospective Investors in Singapore

None of this prospectus supplement, the accompanying prospectus or the accompanying pricing supplement has been registered as a prospectus with the Monetary Authority of Singapore (“MAS”) under the Securities and Futures Act (Cap. 289 of Singapore) (“SFA”).

Accordingly, none of this prospectus supplement, the accompanying prospectus or the accompanying pricing supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL OPINIONS

Faegre Baker Daniels LLP will issue an opinion about the legality of the notes. Mary E. Schaffner, who is our Senior Company Counsel, or another of our lawyers, will issue an opinion to the agents on certain matters related to the notes. Ms. Schaffner owns, or has the right to acquire, a number of shares of our common stock which represents less than 0.1% of the total outstanding common stock. Certain legal matters will be passed upon for the agents by Davis Polk & Wardwell LLP. Davis Polk & Wardwell LLP represents us and certain of our subsidiaries in other legal matters. Ms. Schaffner may rely on Davis Polk & Wardwell LLP as to matters of New York law. The opinions of Faegre Baker Daniels LLP, Ms. Schaffner and Davis Polk & Wardwell LLP will be conditioned upon, and subject to certain assumptions regarding, future action that we and the trustee are required to take in connection with the issuance and sale of any particular note, the specific terms of the notes and other matters which may affect the validity of the notes but which cannot be ascertained on the date of such opinions.

PROSPECTUS

WELLS FARGO & COMPANY

420 Montgomery Street

San Francisco, California 94104

(866) 249-3302

Debt Securities

We will provide the specific terms of the debt securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are our unsecured obligations and are not savings accounts, deposits or other obligations of any bank or nonbank subsidiary of Wells Fargo & Company. These securities are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

We will use this prospectus in the initial sale of the debt securities. In addition, Wells Fargo Advisors, LLC and Wells Fargo Securities, LLC, or another of our affiliates, may use this prospectus in a market-making transaction in any of the debt securities after their initial sale.

Investing in our debt securities involves risks. You should consider the risk factors in any documents that we incorporate by reference in this prospectus.

This prospectus is dated March 18, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Wells Fargo & Company filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. Under this shelf process, we may sell debt securities in one or more offerings. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Such prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

When we refer to “Wells Fargo,” “we,” “our” and “us” in this prospectus under the heading “Ratios of Earnings to Fixed Charges,” we mean Wells Fargo & Company and its subsidiaries. When such terms are used elsewhere in this prospectus, we refer only to Wells Fargo & Company unless the context indicates otherwise.

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the debt securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC office mentioned under the heading “Where You Can Find More Information.”

The distribution of this prospectus and the applicable prospectus supplement and the offering of the debt securities in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus and the applicable prospectus supplement come should inform themselves about and observe any such restrictions. This prospectus and the applicable prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Office of Investor Education and Advocacy of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-3000.

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and/or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” on or after the date of this prospectus and prior to the later of (i) the time that we sell all the securities offered by this prospectus and (ii) the date that our broker-dealer subsidiaries cease offering securities in market-making transactions pursuant to this prospectus (other than any documents or any portions of any documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

•	Annual Report on Form 10-K for the year ended December 31, 2014, including information specifically incorporated by reference into our Form 10-K from our 2014 Annual Report to Stockholders and our definitive Proxy Statement for our 2015 Annual Meeting of Stockholders.

•	Current Reports on Form 8-K filed on January 5, 2015, January 12, 2015, January 14, 2015, January 23, 2015, January 28, 2015, January 29, 2015, January 30, 2015, February 2, 2015, February 4, 2015, February 6, 2015, February 19, 2015, February 23, 2015, February 25, 2015, February 27, 2015, March 4, 2015, March 4, 2015 and March 17, 2015.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

Office of the Corporate Secretary

Wells Fargo & Company

Wells Fargo Center

MAC #N9305-173

Sixth and Marquette

Minneapolis, Minnesota 55479

Phone: (612) 667-0087

You should rely only on the information incorporated by reference or presented in this prospectus or the applicable prospectus supplement. Neither we nor any underwriters or agents have authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the offered securities will be added to our general funds and will be available for general corporate purposes, including, but not limited to, the following:

•	investments in or advances to our existing or future subsidiaries;

•	repayment of obligations that have matured; and

•	reducing our outstanding commercial paper and other debt.

Until the net proceeds have been used, they will be invested in short-term securities.

RATIOS OF EARNINGS TO FIXED CHARGES

	Fiscal Year Ended December 31,
	2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	11.05	10.68	8.40	5.92	4.32
Including interest on deposits	8.56	7.91	6.08	4.32	3.21

•	The ratio of earnings to fixed charges is calculated as follows:

(income before income tax expense) –

    (net income from noncontrolling interests) + (fixed charges)

(fixed charges)

•	Fixed charges, excluding interest on deposits, consist of

•	interest on short-term borrowings and long-term debt;
•	amortization of debt expense;
•	capitalized interest; and
•	one-third of net rental expense, which we believe is representative of the interest factor.

•	Fixed charges, including interest on deposits, consist of all of the items listed immediately above plus interest on deposits.

We have included these ratios to comply with SEC regulations. However, we believe that the fixed charge ratios are not meaningful measures for our business due to two factors. First, even if our net income did not change, our ratios would decline if the proportion of our income that is tax-exempt increased. Conversely, our ratios would increase if the proportion of our income that is tax-exempt decreased. Second, even if our net income did not change, our ratios would decline if our interest income and interest expense increased by the same amount due to an increase in the level of interest rates. Conversely, our ratios would increase if our interest income and interest expense decreased by the same amount due to a decrease in the level of interest rates.

LEGAL OPINIONS

Faegre Baker Daniels LLP will issue an opinion about the legality of the debt securities offered by this prospectus. Mary E. Schaffner, who is our Senior Company Counsel, or another of our lawyers, will issue an opinion to the underwriters or agents on certain matters related to the debt securities. Ms. Schaffner owns, or has the right to acquire, a number of shares of our common stock which represents less than 0.1% of the total outstanding common stock. Unless otherwise provided in the applicable prospectus supplement, certain legal matters will be passed upon for any underwriters or agents by Davis Polk & Wardwell LLP. Davis Polk & Wardwell LLP represents us and certain of our subsidiaries in other legal matters. Ms. Schaffner may rely on Davis Polk & Wardwell LLP as to matters of New York law. The opinions of Faegre Baker Daniels LLP, Ms. Schaffner and Davis Polk & Wardwell LLP will be conditioned upon, and subject to certain assumptions regarding, future action that we and the trustee are required to take in connection with the issuance and sale of any particular debt security, the specific terms of the debt securities and other matters which may affect the validity of the debt securities but which cannot be ascertained on the date of such opinions.

EXPERTS

The consolidated financial statements of Wells Fargo & Company and Subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.